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                                                                EXHIBIT 10(u)

           [LETTERHEAD OF CALBIOCHEM-NOVABIOCHEM INTERNATIONAL, INC.]

October 3, 1995

Mr. Bob McGill
285 Hancock Road
Williamstown, MA 01267

Dear Bob,

I am pleased to inform you that upon further discussion with members of Calbiochem-Novabiochem International's (CNI) Board of Directors, a decision has been reached to extend you an offer to join our Board effective November 10, 1995. This date coincides with our next Board Meeting scheduled in Baltimore, at the offices of Alex. Brown and Sons. Our offer entails the following:

      - A stock option package, consisting of 5,000 shares of common stock at an exercise price of $8.15 per share, exercisable over a period of five years from the anniversary date of joining our Board. This represents approximately 0.5% of CNI's common stock on a fully diluted basis. A stock option agreement will be provided after the grant is approved at the next meeting of our Stock Option Committee.

      - Compensation for attending CNI's Board meetings, consisting of $500.00 per meeting plus all travel expenses related to such meetings.

      - A consultancy agreement at the rate of $1,000.00 per day related to specific areas defined by CNI's Management and/or its Board where your knowledge and expertise can assist with the on going strategic development of the business.

I hope that the above offer will be satisfactory and that you will elect to join our "Team" at CNI.

If you elect to proceed, I would recommend that we arrange a meeting in Cambridge towards the first week of November with Ben Matzilevich and I, for the purpose of reviewing CNI's Strategic direction. In addition, it would be useful for you to call Jim Stewart, our CFO, and arrange for a get together in San Diego to gather background on CNI's finances and operations. Jim can be reached at (619) 450-5589.

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Mr. Bob McGill
October 3, 1995
Page Two

It would be helpful to conduct both of these meetings prior to the November 10th Board Meeting, if your schedule permits.

Bob, we are excited about the prospect of you joining our Board and would look forward to the broad business experience that you can bring to the party. As you know, we have a first class team of investors and welcome the addition of an external director with your background and focus.

Thank you for your consideration.

My best regards,

/s/ Stelios B. Papadopoulos
- ------------------------------------
Stelios B. Papadopoulos
Chairman and Chief Executive Officer

SBP:fac

cc: F. Bryant
    J. Landy
    J. Lewis
    J. Stewart